Exhibit 99.1

February 8, 2023

Droneify Holdings Limited

103-482 South Service Road East

Oakville, ON Canada L6J 2X6

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 of Droneify Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company.

Sincerely yours,

/s/ Larry Goldman
Larry Goldman